Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Financial Guaranty Insurance Company:

     We consent to the use of our report dated February 14, 2003 on the financial statements of Financial Guaranty Insurance Company as of December 31, 2002 and for each of the years in the two-year period ended December 31, 2002, included in the Form 8-K of Fremont Mortgage Securities Corporation (the “Registrant”) which is incorporated by reference in the registration statement (No. 333-91565) relating to the Fremont Home Loan Trust 2004-C Mortgage-Backed Certificates, Series 2004-C and to the reference to our firm under the heading “Experts” in the prospectus supplement of the Registrant.

/s/ KPMG LLP
KPMG LLP

New York, New York
August 26, 2004